As filed with the U.S. Securities and Exchange Commission on April 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Opower, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0542549
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1515 North Courthouse Road, 8th Floor

Arlington, Virginia 22201

(Address of Registrant’s Principal Executive Offices)

OPOWER, INC. 2007 STOCK PLAN

OPOWER, INC. 2014 STOCK INCENTIVE PLAN

(Full title of the plan)

Daniel Yates

Chief Executive Officer

Opower, Inc.

1515 North Courthouse Road, 8th Floor

Arlington, Virginia 22201

703.778.4544

(Name, address and telephone number of agent for service)

Copies to:

Richard A. Kline, Esq. Anthony J. McCusker, Esq. Joseph C. Theis, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100	Michael J. Sachse, Esq. Senior Vice President and General Counsel Opower, Inc. 1515 North Courthouse Road, 8th Floor Arlington, Virginia 22201 703.778.4544

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.000005 par value per share (2014 Stock Incentive Plan)	6,007,317(2)	$19.00(4)	$114,139,023	$14,701
Common stock, $0.000005 par value per share (2007 Stock Plan)	8,827,562(3)	$6.82(5)	$60,203,973	$7,754
Total	14,834,879		$174,342,996	$22,455

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 6,007,317 shares of common stock available for future issuance under the 2014 Stock Incentive Plan (the “2014 Plan”). Shares of common stock reserved for issuance under the 2014 Plan consist of (a) 5,000,000 shares of common stock reserved for future issuance under the 2014 Plan plus (b) 1,007,317 shares of common stock previously reserved but unissued under the 2007 Stock Plan (the “2007 Plan”) that will be available for future issuance under the 2014 Plan, subject to certain limitations. To the extent that any awards outstanding under the 2007 Plan are forfeited or lapse unexercised subsequent to the date of this Registration Statement, the shares of common stock subject to such awards will become available for issuance under the 2014 Plan. See footnote 3 below.
(3)	Represents shares of common stock reserved for issuance pursuant to stock options and restricted stock units outstanding under the 2007 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited or lapse unexercised subsequent to the date of this Registration Statement, the shares of common stock subject to such awards will become available for issuance under the 2014 Plan. See footnote 2 above.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $19.00, the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated April 3, 2014 relating to its initial public offering.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on (a) $4.05, the weighted average price per share of outstanding option awards under the 2007 Plan as of April 3, 2014 and (b) with respect to 1,630,176 shares of common stock subject to restricted stock units, $19.00, the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated April 3, 2014 relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on April 3, 2014 relating to the Registration Statement on Form S-1, as amended (File No. 333-194264), which contains the Registrant’s audited financial statements for the latest fiscal year which such statements have been filed;

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36377) filed with the Commission on March 25, 2014 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(c)	All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•	the Registrant will indemnify its directors and executive officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and executive officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has or will enter into indemnification agreements with each of its directors, executive officers and certain other officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on April 3, 2014.

OPOWER, INC.

By:	/s/ Daniel Yates
Daniel Yates
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Yates and Thomas Kramer, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Opower, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Yates Daniel Yates	Chief Executive Officer and Director (Principal Executive Officer)	April 3, 2014

/s/ Thomas G. Kramer Thomas G. Kramer	Chief Financial Officer (Principal Accounting and Financial Officer)	April 3, 2014

/s/ Alex Laskey Alex Laskey	Director	April 3, 2014

/s/ Mark McLaughlin Mark McLaughlin	Director	April 3, 2014

/s/ Dipchand Nishar Dipchand Nishar	Director	April 3, 2014

/s/ Gene Riechers Gene Riechers	Director	April 3, 2014

/s/ Marcus Ryu Marcus Ryu	Director	April 3, 2014

/s/ Jon Sakoda Jon Sakoda	Director	April 3, 2014

/s/ Harry Weller Harry Weller	Director	April 3, 2014

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of common stock certificate of the Registrant(1)

4.2	Amended and Restated 2007 Stock Plan, as amended, and forms of agreements thereunder(2)

4.3	2014 Stock Incentive Plan and forms of agreements thereunder(3)

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-1 of this Registration Statement on Form S-8)

(1)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194264), filed previously with the Commission on March 3, 2014 and incorporated by reference herein.
(2)	Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194264), filed previously with the Commission on March 3, 2014 and incorporated by reference herein.
(3)	Filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194264), filed previously with the Commission on March 3, 2014 and incorporated by reference herein.

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